EXHIBIT 2

CONFIDENTIALITY/NON-DISCLOSURE AGREEMENT

September 12, 2007

Vector Capital Corporation

456 Montgomery Street, 19th Floor

San Francisco, CA  94104

Ladies and Gentlemen:

In connection with the expression of interest by Vector Capital Corporation (“Vector”) in a transaction with Captaris, Inc.  (“Captaris”), Captaris will make available to Vector certain confidential and proprietary information concerning its business, financial condition, operations, assets and liabilities.  As a condition to such information being made available to Vector and Vector’s potential financing sources and its and their respective directors, officers, employees, agents or advisors (including, without limitation, attorneys, accountants, consultants, bankers and financial advisors) (collectively, “Representatives”), Vector agrees to treat any information concerning Captaris (whether prepared by Captaris, its advisors or otherwise and irrespective of the form of communication) which is furnished pursuant to this letter agreement to Vector or to its Representatives now or in the future by or on behalf of Captaris (such information herein collectively referred to as the “Evaluation Material”) in accordance with the provisions of this letter agreement, and to take or abstain from taking certain other actions hereinafter set forth.  The term “person” as used in this letter agreement shall be broadly interpreted to including the media and any corporation, partnership, group, individual or other entity.

The term “Evaluation Material” also shall be deemed to include all notes, analyses, compilations, studies, interpretations or other documents prepared by Vector or its Representatives to the extent they contain, reflect or are based upon, in whole or in part, the information furnished to Vector or its Representatives pursuant hereto.  The term “Evaluation Material” does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by Vector or its Representatives in contravention of this agreement, (ii) was within Vector’s possession prior to its being furnished to Vector by or on behalf of Captaris pursuant hereto, provided that the source of such information was not known by Vector to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to Captaris or any other party with respect to such information; (iii) becomes available to Vector on a nonconfidential basis from a source other than Captaris or any of its Representatives, provided that such source was not known by Vector to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to Captaris or any other party with respect to such information; or (iv) is independently developed by Vector without the use of any Evaluation Material and without any other violation of this agreement.

Vector hereby agrees that it and its Representatives shall use the Evaluation Material solely for the purpose of evaluating a possible transaction between the parties, that the

Evaluation Material will be kept confidential and that Vector and its Representatives will not disclose any of the Evaluation Material in any manner whatsoever; provided, however, that (i) Vector may make any disclosure of such information to which Captaris gives its prior written consent and (ii) any of such information may be disclosed by Vector to its Representatives who need to know such information for the sole purpose of evaluating and implementing a possible transaction between the parties, who shall keep such information confidential and who are provided with a copy of this letter agreement.  In any event, Vector shall be responsible for any breach of this letter agreement by any of its Representatives, and Vector agrees, at its sole expense, to take reasonable measures (including but not limited to court proceedings) to restrain its Representatives from disclosure or use of the Evaluation Material in contravention of this agreement.

In addition, except as required by law or any rule of any self-regulatory organization, each of Captaris and Vector agrees that, without the prior written consent of the other party, it and its Representatives will not disclose to any other person the fact that the Evaluation Material has been exchanged, that discussions or negotiations are or may be taking place concerning a possible transaction involving the parties or any of the terms, conditions or other facts with respect thereto (including the status thereof) unless such first party has determined in good faith, after consultation with outside counsel, that such disclosure is required in order to avoid a violation of law or any rule of any self-regulatory organization.

In the event that (i) Vector or any of its Representatives are requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process or law or any rule of any self-regulatory organization) to disclose any of the Evaluation Material furnished by Captaris or (ii) Vector or any of its Representative or Captaris or any of its Representatives are requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process or law or any rule of any self-regulatory organization) to disclose any of the information described in the preceding paragraph (the “Other Confidential Information”)), then Vector or Captaris, as applicable (the “Disclosure Party”) shall, to the extent permitted by applicable law, provide Captaris or Vector, as applicable (the “Other Party”) with prompt written notice of any such request or requirement so that the Other Party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this letter agreement.  If, in the absence of any protective order or other remedy or the receipt of a waiver by the Other Party, the Disclosure Party or any of its Representatives determines in good faith, after consultation with the Disclosure Party’s outside counsel or such Representative’s counsel, as applicable, that it is legally compelled to disclose Evaluation Material (or any of the Other Confidential Information), the Disclosure Party or its Representative may, without liability hereunder, disclose only that portion of the Evaluation Material or Other Confidential Information that it determines in good faith, after consultation with such counsel,  it is legally required to be disclosed, provided that the Disclosure Party exercise commercially reasonable efforts to preserve the confidentiality of the Evaluation Material and the Other Confidential Information, including, without limitation, by cooperating with the Other Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Evaluation Material and the Other Confidential Information.

If either party decides that it does not wish to proceed with a transaction, it will promptly inform the other party of that decision.  In that case, or any time upon the request of a party for any reason, Vector will promptly, at Vector’s option (i) return to Captaris and/or (ii) destroy all Evaluation Material (and all tangible copies thereof) furnished to it or its Representatives by or on behalf of the other party pursuant hereto, and in either case no copies thereof shall be retained except that, any of the foregoing notwithstanding, that portion of the Evaluation Material that may be found in analyses, compilations, studies, or other documents prepared by Vector’s Representatives, such Representatives’ agents, attorneys or employees, and oral or electronic Evaluation Material will be held by such Representatives and kept subject to the terms of this agreement or destroyed to the extent practicable and permitted by law.  Notwithstanding the return or destruction of the Evaluation Material, each party and its Representatives will continue to be bound by the obligations of confidentiality and other obligations hereunder. Notwithstanding the foregoing, (i) financial advisors to the parties may retain copies of the Evaluation Material and Other Confidential Information (including Evaluation Material and Other Confidential Information) stored on electronic, magnetic or similar media) in accordance with policies and procedures implemented in order to comply with legal and regulatory requirements and to demonstrate such financial advisor’s compliance with its obligations, and (ii) Representatives that are accounting firms may retain copies of the Evaluation Material in accordance with policies and procedures implemented by such persons in order to comply with applicable law, regulation, professional standards or reasonable business practice, and furthermore our Representatives that are accounting firms may disclose Evaluation Material to the extent required by law, rule, regulation or applicable professional standards of the American Institute of Certified Public Accountants, Public Company Accounting Oversight Board or state boards of accountancy or obligations thereunder.

Vector understands and acknowledges that, except pursuant to a final definitive agreement regarding any transactions contemplated hereby, when, as and if executed, and subject to such limitations and restrictions as may be specified therein, (i) neither Captaris nor any of’ its Representatives make any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material, (ii) neither Captaris nor its Representatives shall have any liability to Vector or to any of its Representatives relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom, and (iii) only those representations or warranties which are made in any such final definitive agreement will have any legal effect.

Captaris agrees that, for a period ending eight weeks after the date of this letter agreement, it will afford Vector and its Representatives, reasonable access to the information described in Exhibit A and the books, contracts, commitments and records of Captaris and its subsidiaries relevant thereto, unless and until Vector and Captaris have reached a non-binding consensus regarding basic deal terms, at which time access will broaden to include all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of Captaris and its Subsidiaries as Vector may reasonably request and that is in the possession or control of Captaris.

In consideration of the Evaluation Material being furnished by Captaris hereunder, Vector hereby agrees that, for a period of twelve months from the date hereof, it will not, and will not encourage or assist its affiliates to, solicit for employment (a) any officers or other senior key employees of Captaris or any of its business units so long as they are employed by the Captaris or its business units, without obtaining the prior written consent of Captaris, and (b)  any of the other employees of Captaris or any of its business units with whom Vector has had contact or who Vector first became aware of during the period of its investigation of Captaris, so long as they are employed by the Captaris or its business units, without obtaining the prior written consent of Captaris.  Nothing in the foregoing clause (b) shall preclude Vector from hiring any person who (i) initiates discussions with Vector regarding such employment without any direct or indirect solicitation by Vector, (ii) has ceased to be employed by Captaris prior to commencement of direct or indirect employment discussions between Vector and such person, or (iii) responds to any general solicitation placed by Vector or any recruitment agency on Vector’s behalf.

Vector agrees that, for a period (the “Standstill Period”) ending on the earliest of (i) six months from the date of this agreement and (ii) the occurrence of a “Significant Event” (as defined below), unless it shall have been specifically invited in writing by Captaris, neither Vector nor any of its affiliates (as such term is defined under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) will in any manner, directly or indirectly, (a) effect or publicly seek, offer or propose to effect, or cause or participate in or in any way assist any other person to effect or publicly seek, offer or propose to effect or participate in, (i) any acquisition of 5% or more of the securities (or beneficial ownership thereof) or consolidated assets (including securities of subsidiaries) of Captaris; (ii) any tender or exchange offer, merger or other business combination involving Captaris or any of its subsidiaries; (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to Captaris or any of its subsidiaries; or (iv) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of Captaris; (b) form, join or in any way participate in a “group” (as defined under the 1934 Act) the purpose of which is to effect a transaction described in (a) above; (c) otherwise act, alone or in concert with others, to publicly seek to control or influence the management, Board of Directors or policies of Captaris; or (d) take any action which would reasonably be expected to force Captaris to make a public announcement regarding any of’ the types of matters set forth in (a) above; provided, however, that, notwithstanding the foregoing, actions otherwise prohibited by clause (a)(iv) above shall be permitted hereunder on the date thirty days prior to the last day on which shareholders may properly nominate directors for election at, and properly bring (but, for the avoidance of doubt, not by means of Rule 14a-8 under the Exchange Act) other business to be transacted at, Captaris’s 2008 annual meeting of shareholders if such date occurs earlier than the expiration of the Standstill Period as a result of (x) the date of such meeting being advanced to be more than 30 days prior to the anniversary of Captaris’s 2007 annual meeting of shareholders and/or (y) an amendment to Captaris’s Amended and Restated Bylaws.  For purposes of this agreement, (i) ”Significant Event” shall mean (A) the entry by Captaris into an agreement providing for, or the board of directors of Captaris otherwise recommending to the stockholders of Captaris, any merger, sale, stock issuance or other business combination transaction pursuant to which the outstanding shares of Captaris common stock would be converted into cash or securities of another person or 13D Group, or 20% or more of the then outstanding shares of Captaris common stock would be owned by persons other than the then current holders of shares of Captaris common stock, or which would result in all or a substantial portion of Captaris’s assets being sold to any person or 13D Group, or the outstanding shares of Captaris common stock immediately prior to any such transaction would constitute less than 80% of the outstanding shares of Captaris common stock immediately after such transaction, or (B) an unsolicited bona fide tender offer or exchange offer is made by any person or 13D Group to acquire securities of Captaris which would (when added to shares already owned by such person or 13D Group) represent 20% or more of the then outstanding shares of Captaris common stock; (ii) ”Voting Securities” shall mean shares of any class of Captaris capital stock which are then entitled to vote generally in the election of directors; provided, that for purposes of this definition any securities which at such time are convertible or exchangeable into or exercisable for shares of Captaris common stock shall be deemed to have been so converted, exchanged or exercised; and (iii) ”13D Group” shall mean, with respect to Captaris Voting Securities, any group of persons formed for the purpose of acquiring, holding, voting or disposing of Captaris Voting Securities, which would require under Section 13(d) of the Exchange Act and the rules and regulations thereunder, the filing of a statement on Schedule 13D with the SEC as a “person” within the meaning of Section 13(d)(3) of the Exchange Act, if such group beneficially owned Captaris Voting Securities representing more than 5% of the total combined voting power of all Captaris Voting Securities then outstanding.

The parties understand and agree that no contract or agreement providing for any transaction between them shall be deemed to exist unless and until a final definitive agreement has been executed and delivered, and each party hereby waives, in advance, any claims (including, without limitation, breach of contract) in connection with any transaction involving the other party unless and until both parties shall have entered into a final definitive agreement.  Each party also agrees that unless and until a final definitive agreement regarding a transaction between the parties has been executed and delivered, neither party will be under any legal obligation of any kind whatsoever with respect to such a transaction by virtue of this letter agreement except for the matters specifically agreed to herein.  Each party further acknowledges and agrees that the other party reserves the right, in its sole discretion, to reject any and all proposals with regard to a transaction between the parties, and to terminate discussions and negotiations at any time.  Vector further understands that (i) Captaris and its Representatives shall be free to conduct any process for any transaction involving Captaris, if and as they in their sole discretion shall determine (including, without limitation, negotiating with any other interested parties and entering into a definitive agreement without prior notice to Vector or any other person), (ii) any procedures relating to such process or transaction may be changed at any time without notice to Vector or any other person, and (iii) Vector shall not have any claims whatsoever against Captaris, its Representatives or any of their respective directors, officers, stockholders, owners, affiliates or agents arising out of or relating to any transaction involving Captaris (other than those as against the parties to a definitive agreement with Vector in accordance with the terms thereof) nor, unless a definitive agreement is entered into with Vector, against any third party with whom a transaction is entered into.

It is understood and agreed that no failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right, power or privilege hereunder.

It is further understood and agreed that money damages would not be a sufficient remedy for any breach of this letter agreement by either party or any of its Representatives and that the parties shall be entitled to seek equitable relief, including injunction and specific performance, as a remedy for any such breach.  Such remedies shall not be deemed to be the exclusive remedies for a breach of this letter agreement but shall be in addition to all other remedies available at law or in equity.  In the event of litigation relating to this letter agreement, if a court of competent jurisdiction determines in a final, non-appealable order that a party has breached this letter agreement, then such party shall be liable and pay to the non-breaching party the reasonable legal fees incurred by such non-breaching party in connection with such litigation, including any appeal therefrom.  This letter agreement is for the benefit of the parties and their respective directors, officers, stockholders, owners, affiliates, and agents, and shall be governed by and construed in accordance with the laws of the State of New York.

This letter agreement will terminate on the second anniversary of the date of this agreement.

Please confirm your agreement with the foregoing by signing and returning one copy of this letter to the undersigned, whereupon this letter agreement shall become a binding agreement between Vector and Captaris.

Very truly yours,

Captaris, Inc.

By:	/s/ David P. Anastasi
Its:	President & CEO

Accepted and agreed as of the date first written above:

Vector Capital Corporation

By:	/s/ Amish Mehta
Its:	Partner